SUBSIDIARIES OF THE REGISTRANT

Isla Escondida, S.A., a Costa Rica corporation

Top Sports, S.A., a Dominican Republic corporation (50% owned)

eConnect Dominican Republic, S.A.

PowerClick, Inc., a Nevada corporation (50% owned)